Exhibit 10.2

June 4, 2020

PERSONAL AND CONFIDENTIAL

WITHOUT PREJUDICE

David G. Hill

Dear David:

This letter will confirm your retirement with Ovintiv Inc. ("Ovintiv" or the "Company"), and the resulting arrangements being offered to you upon your departure.

Your employment with Ovintiv will end effective June 30, 2020 (the “Termination Date") and you will become a retiree of Ovintiv effective July 1, 2020 (your "Retirement Date").

Severance Offer:

Ovintiv is prepared to offer you the following severance terms and conditions in exchange for a full and final release of all claims you may have regarding your employment (the "Offer"):

▪	Ovintiv offers you a lump sum severance payment of $1,419,860 (the "Severance Amount"), less applicable statutory withholdings and deductions.

The Severance Amount is comprised of i) 18 months of base salary totaling $675,000, (ii) bonus compensation of $633,860, (iii) the value of retirement contributions during the 18 month notice period totaling $54,000, and (iv) annual allowance during the 18 month notice period totaling $57,000.

•	Additionally, you will receive a prorated 2020 bonus in the amount of $118,125.

You will also be eligible for retirement treatment under the Company's Long-Term Incentive Plans,

•

Ovintiv Stock Options ("Options"): Your Options will continue to vest and remain exercisable until the earlier of: (i) seven (7) years from the Termination Date; or (ii) the applicable Option grant expiry date.

•

Performance Share Units ("PSUs"): PSUs previously granted to you that become Eligible PSUs will vest and become payable to you on the applicable PSU Vesting Date, subject to the terms of the PSU Plan and your respective PSU Grant Agreement(s).

•

Restricted Share Units ("RSUs"): RSUs previously granted to you will vest and become payable to you on the applicable RSU Vesting Date, subject to the terms of the RSU Plan and your respective RSU Grant Agreement(s) .

Effective your Retirement Date, you will become an Ovintiv retiree and be eligible for certain post-retirement benefits. Details regarding your benefits and other administrative items will be provided to you at a later date. Treatment of your benefits will be consistent with Company practices.

This Offer is conditional upon your acceptance and return of executed copies of this letter and attached General Release to Ovintiv by the deadline below. We encourage you to consider the Offer carefully and to consult with your financial and/or legal advisors before making a decision. Please note the Offer is made to you by Ovintiv on a voluntary and without prejudice basis, and therefore does not constitute an admission of liability of any nature by the Company.

Please indicate your acceptance of the Offer by signing this letter and attached General Release where indicated and returning original signed copies of both to myHR. Please retain one original signed copy for your records.

This Offer will remain open for your acceptance until June 12, 2020.

Thank you for your service to Ovintiv. We wish you the best in your future endeavors.

Yours truly,

Ovintiv Inc.

/s/ Doug Suttles

Doug Suttles
Chief Executive Officer

ACKNOWLEDGEMENT

I, David G. Hill, hereby acknowledge that I have received a copy of the attached letter to me from Ovintiv dated June 4, 2020.

Dated this 11 day of June, 2020

/s/ David G. Hill

David G. Hill